November 4, 2009

Steven K. Passey
303 Swift Creek Drive
Layton, UT 84041

RE: Offer of Employment

Dear Steve,

TechniScan Medical Systems (TMS) is pleased to offer you the position of Chief Financial Officer. The purpose of this letter is to outline the terms under which this offer is tendered and provide a brief overview of the position responsibilities. The letter is intended to be an agreement that provides the framework under which we will engage you. As we discussed, the position description is not intended to be all encompassing because the position will evolve rapidly as we grow (hopefully with equal rapidity).

Job Description

The position offered is Chief Financial Officer reporting to the President & CEO, David Robinson. In this position you will be responsible for the following areas:

•	Manage all aspects of the Company’s finance department.

•	Act as the primary input to the Company’s financial planning with emphasis on the fee per scan finance model that we are developing. Your input would be in the area of financial modeling of fee per scan, making recommendations about pricing and structure, establishing a way to monetize the proposed financial instruments of the Company, and ensuring that equipment financing in any form meets legally required guidelines such as State and Federal Stark laws.

•	Partner with the CEO and COO to ensure that company Business plans, budgets, forecasts, financial records and other information presented to shareholders, financial institutions and potential investors is accurate and represented in a form that can be easily understood. This will include primary responsibility for forecasting and budget preparation.

•	As requested by the CEO help to prepare and present the Company to shareholders, potential shareholders, analysts, and other stakeholders – for your area of expertise.

•	Prepare and review all Company SEC filings and to ensure that all financial statements and disclosures meet US-GAAP standards.

•	Manage the accounting and forecasting of share-based compensation and earnings per share.

•	Research and resolution of complex technical accounting issues is also a vital aspect to this position.

•	Serve as the internal subject matter expert on technical accounting and reporting matters and must possess the ability to effectively present financial information and technical accounting guidance to the Board of Directors, senior management, auditors, and peers.

•	Coordinate preparation and review of all SEC filings, including Form 10-Q, Form 10-K, and Form 11-K, ensuring that financial statements and disclosures in accordance with US-GAAP.

•	Effectively present financial information and technical accounting guidance to senior management, auditors, and peers.

•	Develop, implement, and monitor Company-wide policies, procedures and controls.

•	Work with the Company Controller to ensure US and local GAAP compliance and IFRS.

•	Monitor changes and developments to reporting procedures and policies.

Note; I know that additional tasks will develop. To the degree I can I have prioritized the above to meet current Company objectives.

Salary
The salary offered for this position is $5,000 per pay period (26 bi-weekly payments per year) based on a standard work week. Please note, while we are very flexible with work hours and personal time the “standard week at TechniScan can frequently approach 50 hours. Your start date for this position will be Monday November 9, 2009.

We recognize that there are significant milestones to be accomplished in the near term and therefore we intend to review your accomplishments in April 2010 (goes to $180,000/Annual upon completion of our next financing round) and consider adjustments to your total compensation package, including both salary and options. Any adjustment would be based on your performance and accomplishment of specific objectives that you will establish with Dave Robinson after you begin work and have a chance to establish clear, short-term objectives.

Equity Participation
TMS offers all employees the opportunity to participate in the equity and growth of the company. As a key employee you would be eligible to participate in various company equity issues. At the current time the Company is prepared to offer you 150,000 Incentive Stock Options (ISO’s) and 50,000 Non-Qualified Stock Options (NQSO’s) under our current plan as a part of your compensation. Under our current Incentive Stock Option plan ISO’s vest over 4 years; 25% after 12 months and 1/36 each month thereafter. The price for ISO’s is determined by the price set at each round of financing and the current price is $0.375/share. The NQSO’s will vest in 6 months at the current price of $0.375/share. A full description of the plan is available from the Company’s Controller.

Taxes

As a part of any future equity agreement you acknowledge that the grant of equity benefits may result in taxable income. As a condition of employment, you acknowledge that you are solely responsible for payment of any tax liability relating to or arising from the equity participation benefits outlined above. You are encouraged to obtain a professional opinion regarding your potential tax liabilities under this agreement. Do not rely on any statements made by the Company’s representatives with respect to the tax and other economic considerations relating to offer.

Benefits

TMS recognizes the importance of providing a generous benefits package that will allow us to attract and retain employees. We are pleased to be able to provide the following benefits:

Medical and Dental

The company currently provides medical insurance through Intermountain Health Care and a dental insurance plan through Dental Select. A copy of the current plan is available upon your request. TMS will pay the first $375 toward your total insurance premium with any additional premium above the $375 being the responsibility of the employee through a payroll deduction. TMS has established a 125C Plan (Cafeteria Plan) in which you can participate using pre-taxed dollars to cover the employee’s portion of insurance premiums as well as other eligible expenses.

Holidays

The company recognizes 8 holidays:

•	Memorial Day

•	Independence Day

•	State Holiday 24 July

•	Labor Day

•	Thanksgiving and the day after

•	Christmas Day, and

•	New Years Day

Sick Leave Policy & Vacation

The company offers you up to twelve (12) working days per twelve (12) months employment for vacation time and six (6) working days per twelve (12) months employment for sick time (both of these numbers are based on 40 hours a week employment). Vacation time will accrue up to a maximum of fifteen (15) working days. At the end of each year any accrued vacation time over the maximum fifteen (15) days will roll over into your sick time accrual where it can be used in place of short-term disability. Upon resignation or termination any accrued sick leave will be forfeited.

SAR-SEP (simple 401K) Plan

The company does have a retirement program that allows you to place up to 15% of your salary in a qualified SAR-SEP plan. At this time the company does not provide matching funds, however, it does expect to do so in the future.

Steven, I understand that this represents a significant change in your current career path and we are excited to have the opportunity to work with a professional of your caliber. I have no doubt your contribution to our team of technology professionals will allow us to reach our marketing and communication goals. Your role will be a key to our success from the beginning as we become a public Company. We look forward to moving on to the challenging and stimulating work of building a company known for its superior imaging products.

Sincerely,

/s/ David C. Robinson
David C. Robinson
Chief Executive Officer

Accepted:	/s/ Steven K. Passey

Date:	November 9, 2009